EXHIBIT 99.1

Natus Enters into Agreement to Acquire GN Otometrics; Provides Q3 Revenue Update

  GN Otometrics has leading brands in diagnosis and treatment of hearing & balance disorders
  Expands Natus product offering with limited product overlap
  Expects acquisition to be immediately accretive to non-GAAP earnings
  Updates Q3 revenue guidance
  Schedules conference call for 5:30 AM Pacific Time on Monday, September 26, 2016

PLEASANTON, Calif. and TAASTRUP, Denmark, Sept. 26, 2016 (GLOBE NEWSWIRE) -- Natus Medical Incorporated (NASDAQ:BABY) today announced that it has entered into a definitive agreement with GN Store Nord A/S (GN.CO) under which Natus will acquire the GN Otometrics ("Otometrics") business from GN Store Nord in an all cash transaction for $145 million.  With annual revenue of approximately $110 million, Otometrics is a manufacturer of hearing diagnostics and balance assessment equipment, disposables & software, currently being sold in over 86 countries.

"Otometrics has several leading brands and has introduced many industry firsts," said Jim Hawkins, President and Chief Executive Officer of Natus. "With the addition of Otometrics, we anticipate Natus revenue in 2017 will reach $500 million, a major milestone for the company.  We expect Otometrics to be accretive to our 2017 earnings with a non-GAAP contribution operating margin goal for the year of 10% and a 2018 goal of 20%."

Natus also announced that it has entered into a $150 million revolving credit agreement with JP Morgan Chase, N.A. and Citibank, N.A.  Natus will use offshore cash and proceeds from this credit line to fund the acquisition.

The transaction is expected to close by the end of 2016.

Q3 Revenue Update

Natus updated its third quarter 2016 revenue guidance to $89 million to $91 million compared to previous guidance of $97 million to $98 million.  A majority of the expected shortfall is due to a voluntary ship hold the Company placed on certain products produced in its Seattle facility.  The remaining shortfall is primarily due to lower demand in the international markets. The ship hold is not related to any product safety issue.  The ship hold is in place while the Company remediates deficiencies in its engineering and manufacturing quality processes.  The Company expects to resume shipments of these products during the fourth quarter 2016 and the first quarter of 2017.

"We are committed to bringing our Seattle design and manufacturing systems up to required regulatory standards and we have placed a voluntary ship hold on certain products that are produced in Seattle," said Mr. Hawkins.  "While we continue to take orders, we will not ship affected products until we have completed the remediation process," Mr. Hawkins continued.

Conference Call

Natus has scheduled an investment-community conference call to discuss the acquisition of Otometrics and anticipated third quarter revenue beginning at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time) Monday, September 26, 2016. Individuals interested in listening to the conference call may do so by dialing 1-844-634-1441 for domestic callers, or 1-508-637-5658 for international callers, and entering reservation code 87074076. A telephone replay will be available for 48 hours following the conclusion of the call by dialing 1-855-859-2056 for domestic callers, or 1-404-537-3406 for international callers, and entering reservation code 87074076. The conference call also will be available real-time via the Internet at http://investor.natus.com, and a recording of the call will be available on the Company's Web site for 90 days following the completion of the call.

About Otometrics

Otometrics is a leader in the hearing and balance assessment market.  Otometrics provides computer-based audiological, otoneurologic and vestibular instrumentation and sound rooms to hearing and balance care professionals worldwide.  Otometrics has a complete product and brand portfolio known for its sophisticated design technology in the hearing and balance assessment markets. Global brands include Aurical®, ICS® and Madsen®.

Additional information about GN Otometrics can be found at www.otometrics.com.

About Natus Medical Incorporated

Natus is a leading provider of healthcare products and services used in the screening, detection, treatment, monitoring and tracking of common medical ailments in newborn care, hearing impairment, neurological dysfunction, epilepsy, sleep disorders, and balance and mobility disorders.

Additional information about Natus Medical can be found at www.natus.com.

Use of Non-GAAP Measures

Non-GAAP earnings related to the acquisition and ongoing performance of Otometrics will exclude direct acquisition costs, amortization of purchased intangibles and the cost acquired profit in inventory. A reconciliation between GAAP and non-GAAP financial measures can be found in our quarterly financial reports where actual results are presented.

Forward Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, particularly statements regarding the expectations, beliefs, plans, intentions and strategies of Natus. These forward-looking statements include statements regarding revenue and profitability expectations of the Otometrics acquisition and its anticipated close date and Natus' expected revenue for the third quarter 2016. These statements relate to current estimates and assumptions of our management as of the date of this press release, and future events or Natus' future financial performance or results, and involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements are only predictions and the actual events or results may differ materially. Natus cannot provide any assurance that its future results or the results implied by the forward-looking statements will meet expectations. Our future results could differ materially due to a number of factors, including the ability to consummate the acquisition of the Otometrics business and the ability to successfully integrate this business, the effects of competition, the demand for our products and services, the impact of adverse global economic conditions on our target markets, our ability to expand our sales in international markets, our ability to maintain current sales levels in a mature domestic market, our ability to control costs, risks associated with bringing new products to market and integrating acquired businesses, and our ability to fulfill product orders on a timely basis. Natus disclaims any obligation to update information contained in any forward looking statement.

More information about potential risk factors that could affect the business and financial results of Natus is included in Natus' annual report on Form 10-K for the year ended December 31, 2015, and its subsequent quarterly reports on Form 10-Q, and in other reports filed from time to time by Natus with the U.S. Securities and Exchange Commission.

COMPANY CONTACT:
Natus Medical Incorporated
Jonathan A. Kennedy
Executive Vice President Finance and Chief Financial Officer
(925) 223-6700
InvestorRelations@Natus.com